INVESTMENT ADVISORY AGREEMENT

This AGREEMENT is made the 15th day of September 2005, by and between ASSET ALLOCATION TRUST, a Delaware statutory trust (the “Trust”), and GRANTHAM, MAYO, VAN OTTERLOO, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Trust and the Adviser wish to enter into an Agreement setting forth the terms on which the Adviser will perform certain services for the Trust and the series of shares listed on Schedule 1 to this Agreement from time to time (each singly a “Fund” or collectively the “Funds”);

NOW, THEREFORE, in consideration of the promises and the mutual agreements hereinafter contained, the Trust and the Adviser agree as follows:

1. (a) The Trust hereby employs the Adviser to manage the investment and reinvestment of the assets of each Fund in conformity with such Fund’s investment objectives and restrictions as may be set forth from time to time in the Fund’s then current prospectus and statement of additional information, if any, and other governing documents, all subject to the supervision of the Board of Trustees of the Trust, for the period and on the terms set forth in this Agreement.  The Adviser hereby accepts such employment and agrees during such period, at its own expense, to render the services and to assume the obligations set forth herein, for the compensation provided herein.   The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(b) In the event that the Trust establishes one or more Funds, in addition to the Fund or Funds listed on Schedule 1, for which it wishes the Adviser to perform services hereunder, it shall notify the Adviser in writing.  If the Adviser is willing to render such services, it shall notify the Trust in writing and such Fund shall become a Fund hereunder and the compensation payable to the Adviser by the new Fund will be as agreed in writing at the time.

2. (a)  The Adviser shall place all orders for the purchase and sale of portfolio securities for the account of each Fund with broker-dealers selected by the Adviser.  In executing portfolio transactions and selecting broker-dealers, the Adviser will use its best efforts to seek best execution on behalf of each Fund.  In assessing the best execution available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker-dealer, and the reasonableness of the commission, if any (all for the specific transaction and on a continuing basis).  In evaluating the best execution available, and in selecting the broker-dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are used in Section 28(e) of the Securities Exchange Act of 1934 (the “1934 Act”)) provided by that broker-dealer.  The Adviser is authorized to pay a broker-dealer who provides brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Funds and the other the accounts over which the Adviser exercises investment discretion.

(b)  The Adviser may execute agreements, contracts, and other documents requested by brokers, dealers, counterparties, and other persons in connection with its providing the investment advisory services contemplated by this Agreement to the Funds.

(c)  The Adviser makes no representation or warranty, express or implied, that any level of investment performance or results will be achieved by any Fund or that any Fund will perform comparably with any performance standard, including other investment companies managed by the Adviser.

3.  The Adviser shall bear its own expenses in providing services pursuant to this Agreement, including salaries of its personnel.  The Adviser shall not be obligated to pay any other expenses of the Trust or any Fund. The Trust assumes and shall pay all other expenses of the Trust and its Funds, including, without limitation:

(a) all charges and expenses of any custodian or depository appointed by the Trust for the safekeeping of the cash, securities and other property of any of its Funds;

(b) all charges and expenses for bookkeeping and auditors;

(c) all charges and expenses of any transfer agents and registrars appointed by the Trust;

(d) all fees of all Trustees of the Trust;

(e) all brokers’ fees, expenses, and commissions and issue and transfer taxes in connection with transactions involving securities and other property of any Fund;

(f) all costs and expenses of distribution of shares of its Funds incurred pursuant to Plans of Distribution adopted under Rule 12b-1 under the Investment Company Act of 1940 (“1940 Act”);

(g) all taxes and trust fees payable by the Trust or its Funds to Federal, state, or other governmental agencies;

(h) all costs of certificates representing shares of the Trust or its Funds;

(i) all fees and expenses involved in registering and maintaining registrations of the Trust, its Funds and of their shares with the Securities and Exchange Commission (the “Commission”) and registering or qualifying the Funds’ shares under state or other securities laws, including, without limitation, the preparation and printing of registration statements, prospectuses, and statements of additional information for filing with the Commission and other authorities;

(j) expenses of preparing, printing, and mailing prospectuses and statements of additional information to shareholders of each Fund of the Trust;

(k) all expenses of shareholders’ and Trustees’ meetings and of preparing, printing, and mailing notices, reports, and proxy materials to shareholders of the Funds;

(l) all charges and expenses of legal counsel for the Trust and its Funds and for Trustees of the Trust in connection with legal matters relating to the Trust and its Funds, including, without limitation, legal services rendered in connection with the Trust and its Funds’ existence and financial structure and relations with its shareholders, registrations and qualifications of securities under Federal, state, and other laws, issues of securities, expenses which the Trust and its Funds have herein assumed, whether customary or not, and extraordinary matters, including, without limitation, any litigation involving the Trust and its Funds, its Trustees, officers, employees, or agents;

(m) all charges and expenses of filing annual and other reports with the Commission and other authorities; and

(n) all extraordinary expenses and charges of the Trust and its Funds.

In the event that the Adviser provides any of these services or pays any of these expenses, the Trust and any affected Fund will promptly reimburse the Adviser therefor.

The services of the Adviser to the Trust and its Funds hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

4.  As compensation for the Adviser’s services to the Trust with respect to each Fund during the period of this Agreement, the Trust, on behalf of each Fund, will pay to the Adviser a fee at the annual rate set forth on Schedule 2 for such Fund.  The Adviser’s fee is computed as of the close of business on each business day.  A pro rata portion of the fee with respect to a Fund shall be payable in arrears at the end of each calendar month.  If and when this Agreement terminates, any compensation payable hereunder for the period ending with the date of such termination shall be payable upon such termination.  Amounts payable hereunder shall be promptly paid when due.

5. Absent willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be liable for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security. Subject to the foregoing, nothing herein shall constitute a waiver of any rights or remedies that the Trust may have under any federal or state securities laws.

6.  Subject to and in accordance with the Agreement and Declaration of Trust of the Trust, it is understood that Trustees, Directors, officers, agents and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof); that Directors, officers and agents of the Adviser and its affiliates are or may be interested in the Trust as Trustees, officers, shareholders or otherwise; and that the Adviser (or any such successor) is or may be interested in the Trust or any SubAdviser as shareholder, or otherwise.

7.  This Agreement shall continue in effect for two years from the date set forth above and after such date if (a) such continuance is specifically approved at least annually by the Board of Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Trust, and (b) such continuance has been approved by the vote of the majority of Trustees of the Trust who are not interested persons, as that term is defined in the 1940 Act, of the Adviser or of the Trust, cast in person at a meeting called for the purpose of voting on such approval.

8.  On sixty days’ written notice to the Adviser, this Agreement may be terminated at any time, without the payment of any penalty by a Fund, by the Board of Trustees of the Trust or by vote of the holders of a majority of the outstanding voting securities of any Fund with respect to that Fund; and on sixty days’ written notice to the Trust, this Agreement may be terminated by the Adviser with respect to a Fund at any time without the payment of any penalty.  This Agreement shall automatically terminate upon its assignment (as that term is defined in the 1940 Act).  Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postage prepaid, to the other party at the main office of such party.  The Trust shall not use or refer in any way to the Adviser following the termination of this Agreement without the Adviser’s consent, except to identify the Adviser as the former investment adviser of a Fund or to the extent required by applicable law.

9.  This Agreement may be amended at any time by an instrument in writing executed by both parties hereto or their respective successors, provided that, to the extent provided by applicable law, such execution by the Trust shall have been first approved by the vote of the holders of a majority of the outstanding voting securities of the affected Funds and by the vote of a majority of Trustees of the Trust who are not interested persons (as that term is defined in the 1940 Act) of the Adviser or of the Trust, cast in person at a meeting called for the purpose of voting on such approval.  A “majority of the outstanding voting securities” of the Trust or the affected Funds shall have, for all purposes of this Agreement, the meaning provided therefor in the 1940 Act.

10.  Any compensation payable to the Adviser hereunder for any period other than a full year shall be proportionately adjusted.

11.  The provisions of this Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Delaware.

12.  A Certificate of Trust in respect of the Trust is on file with the Secretary of State of the State of Delaware.  This Agreement is made by the Trust on behalf of each of Fund separately, and the obligations of this Agreement are not binding on the Trustees of the Trust or on any officer of officers of the Trust or on the shareholders of the Trust or any Fund individually but are binding only upon the assets and property of the Fund in question.

13.  Any obligation or liability of the Trust hereunder relating to or arising out of the Adviser’s service as such to any Fund shall be an obligation or liability only of that Fund and not of any other Fund or of the Trust generally, and this Agreement shall be construed as if it had been entered into between the Adviser and with each Fund separately.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ASSET ALLOCATION TRUST

By:

Name:

Title:

GRANTHAM, MAYO, VAN OTTERLOO, LLC

By:

Name:

Title:

GRANTHAM, MAYO, VAN OTTERLOO, LLC

By:

Name:

Title:

               As of September 15, 2005

Schedule 1

The Trust consists of a single class of shares.  References to a “Fund” in the Agreement shall be deemed to be references to the Trust generally until this Schedule may be amended to reflect creation of additional series of shares of the Trust.

As of September 15, 2005

Schedule 2

The Fund does not pay a fee for the Adviser’s services hereunder.  It being understood that the Fund will invest in other investment companies managed by the Adviser, nothing herein shall be deemed to limit the ability of the Adviser to receive fees, including investment advisory and administrative fees, from any other investment company or pool in which the Fund may invest.